Exhibit 99.1

Code of Ethics

Preface

Quotesmith.com, Inc. (the “Company”) expects all of its employees to act in accordance with the highest standards of personal and professional integrity in all aspects of their activities, to comply with all applicable laws, rules and regulations, to deter wrongdoing and abide by the Company’s policies and procedures adopted that govern the conduct of its employees.  As part of the corporate leadership team, financial officers are vested with both the responsibility and authority to protect, balance, and preserve the interests of all of the Company’s stakeholders, including stockholders, clients, employees, suppliers, and citizens of the communities in which business is conducted.  Financial officers fulfill this responsibility by prescribing and enforcing the policies and procedures employed in the operation of the enterprise’s financial organization, and by demonstrating the following:

Honest and Ethical Conduct

Financial officers will exhibit and promote the highest standards of honest and ethical conduct through the establishment and operation of policies and procedures that:

Encourage and reward professional integrity in all aspects of the financial organization, by eliminating inhibitions and barriers to responsible behavior, such as coercion, fear of reprisal, or alienation from the financial organization or the enterprise itself.

Prohibit and eliminate the appearance or occurrence of conflicts between what is in the best interest of the Company and what could result in material personal gain for an employee, a family member or related person.

Ensure fair dealing with customers, service providers, suppliers, competitors and employees.  No employee should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any unfair dealing practice.

Protect the Company’s assets and ensure their efficient use.  All Company assets should be used only for legitimate business purposes.

Provide a mechanism for employees to inform senior management of deviations in practice from policies and procedures governing honest and ethical behavior.

Demonstrate their personal support for such policies and procedures through periodic communication reinforcing these ethical standards throughout the Company.

Take all reasonable measures to protect the confidentiality of non-public information about the Company, its customers and third parties obtained or created in connection with Company business and to prevent the unauthorized disclosure or use of such information unless required by applicable law or regulation or legal or regulatory process.

Financial Records and Periodic Reports

Financial officers will establish and manage the Company transaction and reporting systems and procedures to ensure that:

Business transactions are properly authorized and completely and accurately recorded on the Company’s books and records in accordance with Generally Accepted Accounting Principles (GAAP) and established Company financial policy.

The retention or proper disposal of Company records shall be in accordance with established Company financial policies and applicable legal and regulatory requirements.

No action is taken to fraudulently influence, coerce, manipulate or mislead the Company’s independent public auditors for the purpose of rendering the financial statements misleading.

Periodic financial communications and reports will be delivered in a timely manner that facilitates the highest degree of fairness, clarity of content and meaning so that readers and users will quickly and accurately determine their significance and consequence.

Compliance with Applicable Laws, Rules and Regulations

Financial officers will establish and maintain mechanisms to:

Educate members of the Company about any federal, state or local statute, regulation or administrative procedure that affects the operation of the finance organization and the Company generally.

Monitor the compliance of the Company with any applicable federal, state or local statute, regulation, listing standard or administrative rule.

Identify, report and correct in a swift and certain manner, any possible deviations from applicable federal, state or local statute, listing standard or regulation.

Other Items

Individuals will be held accountable for adherence to this Code of Ethics. Failure to observe the terms of this Code of Ethics may result in disciplinary action, up to and including termination of employment.  Violation of this Code of Ethics may also constitute violation of law and may result in civil and criminal penalties.

From time to time, a committee of the Board of Directors comprised solely of independent directors may waive certain provisions of this Code of Ethics.  Any employee who believes that a waiver may be appropriate should discuss this matter with our outside counsel, David Kaufman of Duane Morris, LLP (312-499-6741).

Employees are expected to identify and raise potential issues before they lead to problems.  If they have any questions regarding the best course of action in a particular situation, they should promptly contact our outside counsel, David Kaufman of Duane Morris, LLP (312-499-6741).  They may choose to remain anonymous in reporting any possible violation of this Code of Ethics.